Exhibit (d)(i)

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

This certificate of membership and flexible premium variable adjustable life insurance is a legal contract between you and Thrivent Financial for Lutherans. We issue this contract based on the Application signed by the applicant and the payment of the initial premium. Upon receiving due proof of the Insured’s death, we will pay the Death Proceeds (see Section 6.1) to the beneficiary according to the provisions of this contract.

The amount or duration of the Death Benefit may vary with the Accumulated Value. The Accumulated Value may increase or decrease daily based on the investment experience of the Variable Account.

If this contract is in force with no Debt and no unpaid Monthly Deductions, the Death Proceeds will be at least equal to the Face Amount. If you meet the requirements for a No-Lapse Guarantee, this contract will remain in force at least until the Termination Date shown for that No-Lapse Guarantee on page 4.

Right to Cancel. Please read this contract carefully. You may cancel the contract for any reason before midnight of the 10th day after you first receive it. Do this by (1) mailing or delivering notice of cancellation to our Service Center or to the representative through whom you bought it, and (2) returning the contract. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid. If you cancel the contract, it will be deemed void from the beginning. Within seven days after we receive notice of cancellation and the returned contract, we will refund all premiums paid (with no deductions for any fees or charges).

Flexible Premium Variable Adjustable Life Insurance.	Service Center:
Life insurance payable at death. Death Benefit, Accumulated Value	Thrivent Financial for Lutherans
and contract duration, when based on Variable Account, will vary	4321 North Ballard Road
with investment experience and are not guaranteed.	Appleton, WI 54919-0001
Annual dividends payable if earned.
Settlement options to provide income.	Telephone (800) 847-4836 www.thrivent.com

Signed for the Society

President

Secretary

INSURED: JOHN DOE	AGE: 35	SEX: MALE

CONTRACT NUMBER: V1234567	DATE OF ISSUE: MAY 1, 2008

INITIAL FACE AMOUNT: $100,000

V-VM-VUL (07)	VM0100AA

Contract Number:  V1234567

Index

Section
Accumulated Value	8
Accumulation Unit Value	12
Allocation of Premiums	4
Annual Report	2
Applicant Controller	3
Automatic Transfers	8
Asset Rebalancing	8
Dollar Cost Averaging	8
Beneficiary	14
Cash Surrender Value	9
Change of Death Benefit Option	6
Change of Risk Class	10
Continuation of Insurance Coverage	4
Cost of Insurance	10
Death Benefit	6
Death Proceeds	6
Decrease Charge	7
Decrease in Face Amount	7
Delay of Payment	2
Dividends	16
Entire Contract	2
Filing a Death Claim	2
Fixed Accounts	13
General Account	1
Grace Period	4
Incontestability	2
Increase in Face Amount	7
Loan Account	11
Loans and Debt	11
Maintenance of Solvency	2
Membership	3
Misstatement of Age or Sex	2
Monthly Deduction	10
Net Premium	1
No-Lapse Guarantees	5
No-Lap se Guarantee Premiums	5
No-Lapse Guarantee Requirements	5
Ownership	3
Paid-Up Life Insurance Option	9
Premium in Default and Grace Period	4
Premiums	4
Reinstatement	4
Settlement Options	15
Suicide	2
Surrender	9
Cash Surrender Value	9
Full Surrender	9
Partial Surrender	9
Transfer and Assignment	3
Transfer of Accumulated Value	8
Variable Account	12

V-VM-VUL (07)	page 2	VM0200AA

Contract Schedule

BASIC BENEFIT
FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
PREMIUMS PAYABLE TO THE CONTRACT ANNIVERSARY AFTER AGE 121
PLANNED PREMIUM:	$100.00
INTERVAL OF PAYMENT:	MONTHLY
RISK CLASS:	STANDARD NON-TOBACCO

ADDITIONAL BENEFITS
DETAILS OF THE FOLLOWING ADDITIONAL BENEFIT RIDERS ARE GIVEN ON SEPARATE SCHEDULE PAGES:

THE INSURANCE DEPARTMENT OF THE STATE IN WHICH THIS CONTRACT WAS ISSUED MAY BE CONTACTED BY CALLING (999) 999-9999.

INSURED: JOHN DOE	AGE: 35	SEX: MALE

CONTRACT NUMBER: V1234567	DATE OF ISSUE: MAY 1, 2008

INITIAL FACE AMOUNT: $100,000

V-VM-VUL (07)	page 3	VM0310AA

Date of Issue: MAY 1, 2008	Contract Number: V1234567

INSURED: JOHN DOE
AGE: 35 SEX: MALE	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: $100,000	ADJUSTABLE LIFE INSURANCE

DEATH BENEFIT OPTION	1 (SEE SECTION 6.2)
MAXIMUM LOAN INTEREST RATE	5.5% (SEE SECTION 11.3)
10-YEAR NO-LAPSE GUARANTEE	SEE SECTION 5
PREMIUM	$72.73 PER MONTH
TERMINATION DATE	CONTRACT ANNIVERSARY AFTER AGE 45
EXTENDED NO-LAPSE GUARANTEE	SEE SECTION 5
PREMIUM	$90.80 PER MONTH
TERMINATION DATE	CONTRACT ANNIVERSARY AFTER AGE 75
MINIMUM FACE AMOUNT	$100,000
FIXED ACCOUNT MINIMUM INTEREST RATE	3.55% IN CONTRACT YEARS 1-10, THEN
3.20%* WE MAY CREDIT A HIGHER RATE.
LOAN ACCOUNT CREDITED INTEREST RATE	4%* (SEE SECTION 11.4)

*	THE ASSET CHARGE (SEE PAGE 5) WILL REDUCE THE EFFECTIVE RATE THAT IS CREDITED.

Variable Account: Thrivent Variable Life Account I

Accumulated Values in the Variable Account depend on the investment experience of the Variable Account and, except as provided by payment of No-Lapse Guarantee Premiums (see Section 5), coverage will terminate if the Cash Surrender Value is not sufficient to cover the Monthly Deduction. Investment performance or payment of planned premiums may not be sufficient to continue this contract in force. Continuation of coverage may be affected by contract loans, Additional Benefits, Partial Surrenders, changes in Death Benefit Option or Face Amount and by the amount, timing and frequency of premium payments. Continuation may also be affected by changes we make in current interest rates and cost of insurance rates.

This contract is eligible for annual dividends, but it is not expected that any dividends will be credited.

After Attained Age 121, this contract may not qualify as life insurance under federal tax law and may be subject to adverse tax consequences. Before continuing this contract beyond Attained Age 121, you should consult a tax advisor.

V-VM-VUL (07)	page 4	VM0400AA

Date of Issue: MAY 1, 2008	Contract Number: V1234567

INSURED: JOHN DOE
AGE: 35 SEX: MALE	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: $100,000	ADJUSTABLE LIFE INSURANCE

CONTRACT CHARGES

BASIC MONTHLY CHARGE:	$9.00 PER MONTH

MONTHLY UNIT CHARGE:	CHARGE PER $1,000 OF INITIAL FACE AMOUNT*
(CHARGED IN FIRST	FIRST $100,000 $0.08
120 MONTHLY DEDUCTIONS)	AMOUNTS OVER $100,000 N/A

ANNUAL ASSET CHARGE:	0.55% IN CONTRACT YEARS 1 THROUGH 10 AND 0.20% THEREAFTER (CHARGED AS A PERCENTAGE OF ACCUMULATED VALUE)

MAXIMUM ANNUAL MORTALITY AND EXPENSE RISK CHARGE:	0.45% (CHARGED AS A PERCENTAGE OF THE ACCUMULATED VALUE IN THE SUBACCOUNTS)

PERCENT OF PREMIUM CHARGE:	5% OF EACH PREMIUM WHILE FACE AMOUNT IS LESS THAN $250,000, OTHERWISE 4% OF EACH PREMIUM

MAXIMUM PARTIAL SURRENDER CHARGE:	$25.00 FOR EACH PARTIAL SURRENDER IN EXCESS OF 1 IN ANY CONTRACT YEAR

MAXIMUM TRANSFER CHARGE:	$25.00 FOR EACH TRANSFER IN EXCESS OF 12 IN ANY CONTRACT YEAR

DECREASE CHARGE:

CONTRACT YEAR	CHARGE PER $1,000 OF INITIAL FACE AMOUNT#*
1 - 5	$20.35
6	16.96
7	13.57
8	10.18
9	6.78
10	3.39
THEREAFTER	0.00

#	DECREASE CHARGE IF THE INITIAL FACE AMOUNT IS DECREASED (SEE SECTIONS 6.3, 7.2 AND 9.3) OR IF THIS CONTRACT IS SURRENDERED (SEE SECTION 9.1).

*	ADDITIONAL CHARGES WILL APPLY TO INCREASES IN FACE AMOUNT.

V-VM-VUL (07)	page 5	VM0500AA

Date of Issue: MAY 1, 2008	Contract Number: V1234567

INSURED: JOHN DOE
AGE: 35 SEX: MALE	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: $100,000	ADJUSTABLE LIFE INSURANCE

Maximum Cost of Insurance Rates

for Non-Tobacco Risk Classes

Attained Age	Cost of Insurance Rate*	Attained Age	Cost of Insurance Rate*	Attained Age	Cost of Insurance Rate*	Attained Age	Cost of Insurance Rate*
0	$0.0600	31	$0.0841	61	$0.8775	91	$17.2350
1	0.0383	32	0.0850	62	0.9850	92	18.5516
2	0.0275	33	0.0875	63	1.1025	93	19.9400
3	0.0200	34	0.0891	64	1.2250	94	21.4025
4	0.0175	35	0.0933	65	1.3525	95	22.8508
5	0.0175	36	0.0975	66	1.4816	96	24.2650
6	0.0183	37	0.1033	67	1.6166	97	25.7716
7	0.0183	38	0.1108	68	1.7591	98	27.3783
8	0.0183	39	0.1175	69	1.9191	99	29.0925
9	0.0191	40	0.1266	70	2.1058	100	30.7300
10	0.0200	41	0.1375	71	2.3325	101	32.1825
11	0.0233	42	0.1508	72	2.5975	102	33.7275
12	0.0283	43	0.1666	73	2.8766	103	35.3700
13	0.0333	44	0.1841	74	3.1766	104	37.1058
14	0.0433	45	0.2033	75	3.5033	105	38.9341
15	0.0550	46	0.2225	76	3.8716	106	40.8750
16	0.0650	47	0.2383	77	4.3000	107	42.9341
17	0.0741	48	0.2508	78	4.7975	108	45.1191
18	0.0766	49	0.2666	79	5.3550	109	47.4350
19	0.0783	50	0.2875	80	5.9766	110	49.8875
20	0.0791	51	0.3141	81	6.6525	111	52.4858
21	0.0791	52	0.3466	82	7.3683	112	55.2358
22	0.0791	53	0.3841	83	8.1500	113	58.1458
23	0.0800	54	0.4316	84	9.0191	114	61.2208
24	0.0808	55	0.4850	85	9.9858	115	64.4691
25	0.0833	56	0.5400	86	11.0491	116	67.8966
26	0.0866	57	0.5933	87	12.1983	117	71.5108
27	0.0883	58	0.6466	88	13.4200	118	75.3166
28	0.0866	59	0.7091	89	14.7016	119	79.3058
29	0.0858	60	0.7850	90	15.9783	120	83.3333
30	0.0850

*	Maximum monthly cost per $1,000 of Risk Amount for Non-Tobacco Risk Classes, based on the 2001 CSO (M) Non-Smoker U ALB Mortality Table.

V-VM-VUL (07)	page 6	VM0600AA

Date of Issue: MAY 1, 2008	Contract Number: V1234567

INSURED: JOHN DOE
AGE: 35 SEX: MALE	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: $100,000	ADJUSTABLE LIFE INSURANCE

Maximum Decrease Charges for Increases in Face Amount*

Age at Increase	Maximum Decrease Charge	Age at Increase	Maximum Decrease Charge	Age at Increase	Maximum Decrease Charge
0	$4.77	27	$21.16	54	$44.32
1	4.81	28	21.57	55	45.99
2	4.85	29	22.00	56	47.66
3	4.90	30	22.39	57	49.41
4	4.95	31	22.87	58	50.71
5	5.15	32	23.38	59	50.56
6	5.36	33	23.85	61	50.44
7	5.57	34	24.42	60	50.33
8	5.79	35	25.01	62	50.21
9	6.01	36	25.63	63	50.06

10	6.24	37	26.28	64	49.88
11	6.64	38	26.97	65	49.65
12	7.05	39	27.70	66	49.38
13	7.47	40	28.46	67	49.09
14	7.90	41	29.26	68	48.81
15	8.34	42	30.11	69	48.55
16	8.79	43	30.99	70	48.24
17	9.26	44	31.85	71	47.94
18	16.77	45	32.80	72	47.64
19	17.24	46	33.78	73	47.31

20	17.73	47	34.80	74	46.99
21	18.23	48	35.88	75	46.76
22	18.75	49	37.09	76	46.52
23	19.29	50	38.39	77	46.32
24	19.86	51	39.71	78	46.16
25	20.44	52	41.17	79	46.00
26	20.82	53	42.71	80	45.82

*	Maximum Decrease Charge per $1,000 of decrease if an increase in Face Amount is later decreased (see Sections 7.1 and 7.2). The Decrease Charge reduces to 0 after ten years. It is level for 5 years and then reduces on each Contract Anniversary that the contract is in force.

V-VM-VUL (07)	page 7	VM0700AA

Contract Number: V1234567

1. DEFINITIONS

Account Ratio. The Account Ratio is used to allocate Monthly Deductions, Partial Surrenders, transfers and contract loans among the subaccounts and the Fixed Accounts. The Account Ratio for any subaccount or Fixed Account is the ratio of the accumulated value in that subaccount or Fixed Account to the Accumulated Value of the contract less any accumulated value in the Loan Account.

Additional Benefits. Benefits provided by riders, if any, attached to this contract.

Application. The application(s) and all amendments and supplements to the application. This includes applications made for changes to this contract after the Date of Issue.

Attained Age. Attained Age on any day is the Insured’s age on the Contract Anniversary on or immediately prior to that day.

Contract Anniversary. The same month and day of each year after issue as in the Date of Issue.

Contract Date. The Contract Date is the latest of:

1)	The date we receive at our Service Center the first premium on this contract;

2)	The date we approve this contract to be issued; and

3)	The Date of Issue.

Contract Year. The first Contract Year is the period of time from the Date of Issue until the first Contract Anniversary. Thereafter, Contract Year is the period of time from one Contract Anniversary to the next Contract Anniversary.

Date of Issue. The Date of Issue as shown on page 3.

Debt. All unpaid contract loans plus accrued interest to date.

Face Amount. The amount of life insurance provided by this contract exclusive of any Additional Benefits. The Face Amount on the Date of Issue is the Initial Face Amount shown on page 3. Increases or decreases in Face Amount will be shown on supplemental contract schedule pages that we will send to you.

General Account. The General Account includes all assets we own that are not in the Variable Account or any other separate account of the Society. The Loan Account, reserves for the Fixed Accounts and reserves for the No-Lapse Guarantees are maintained in the General Account.

Insurance Coverage Amount. The Face Amount plus any amount of insurance on the Insured provided by a term life insurance rider attached to this contract.

Insured. The person named as Insured on page 3.

Issue Age. The Insured’s age on the Date of Issue.

Monthly Anniversary. The same day of the month of each month after issue as in the Date of Issue.

Net Asset Value. The value of a subaccount portfolio as determined at the end of each Valuation Day.

Net Premium. The Net Premium is the portion of each premium that is applied to the subaccounts of the Variable Account or to the Fixed Accounts. The Net Premium is equal to the premium paid less the Percent of Premium Charge shown on page 5.

Notice. A request signed by you and received in good order by us at our Service Center.

Planned Premium. The premium amount and payment frequency selected by you. The Planned Premium on the Date of Issue is shown on page 3.

SEC. Securities and Exchange Commission.

Service Center. The location where this contract is administered. The Service Center address is shown on page 1.

Valuation Day. Any day that the New York Stock Exchange is open for trading. Accumulation Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period. The period of time from the determination of Accumulation Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

we, our, us, Society. Thrivent Financial for Lutherans.

you, your, yours. The owner(s) of this contract.

V-VM-VUL (07)	page 8	VM0800AA

Contract Number: V1234567

2. GENERAL PROVISIONS

2.1 ENTIRE CONTRACT. The Entire Contract consists of:

1)	This contract including any attached riders, amendments or endorsements;

2)	The Application attached to this contract; and

3)	The Articles of Incorporation and Bylaws of the Society and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.

2.2 ADDITIONAL BENEFITS. Riders providing Additional Benefits may be included as part of this contract. Any riders included on the Date of Issue are shown on page 3. After the Date of Issue, you may add riders to this contract subject to the following:

1)	You must submit an application to us at our Service Center.

2)	The rider must be offered by us and available on this contract as of the date of application for the rider.

3)	Evidence of insurability that meets our standards is required.

4)	The date of issue of the rider and its monthly cost, if any, will be shown on the supplemental contract schedule page that we will send to you. Any monthly cost will be included in the Monthly Deduction beginning on the date of issue of the rider.

2.3 CHANGE OF CONTRACT. No change to the provisions of this contract is valid unless it is made in writing and signed by our President or Secretary. We reserve the right to amend this contract as necessary to comply with any changes in federal laws, rules or regulations regarding qualification of this contract as life insurance.

2.4 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are, in the absence of fraud, considered representations, not warranties.

2.5 INCONTESTABILITY. We will not contest the validity of this contract after it has been in force during the Insured’s lifetime for two years from the Date of Issue except for any provisions granting benefits in the event of total disability.

2.6 MISSTATEMENT OF AGE OR SEX. If the Insured’s age or sex has been misstated, amounts provided by the contract will be adjusted using one of the following methods:

1)	If misstatement is discovered upon the Insured’s death, the Face Amount will be changed to be the amount that would have been provided by the most recent Cost of Insurance deduction using the correct age and sex. The Death Proceeds on the date of change will not be less than the Cash Surrender Value prior to the change.

2)	If misstatement is discovered while the Insured is living, the Accumulated Value will be changed to be the amount that would have been provided if the correct age and sex had been used to calculate values beginning on the Date of Issue. However, if this would result in termination of the contract, the Accumulated Value will not change and the Face Amount will be changed as in (1) above. All future contract charges will be based on the correct age and sex.

These methods will be revised as necessary for the contract to continue to qualify as life insurance under federal tax law.

2.7 EXCLUSION: SUICIDE. If the Insured dies by suicide, while sane or insane, within two years after the Date of Issue, the Death Proceeds of this contract are limited to premiums paid less the sum of:

1)	Any Debt; and

2)	Any Partial Surrenders.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of an increase in Face Amount according to Section 7.1, the Death Proceeds with respect to the increase are limited to the Cost of Insurance and Monthly Unit Charges for the increase.

V-VM-VUL (07)	page 9	VM0900AA

Contract Number: V1234567

2. GENERAL PROVISIONS	(continued)

2.8 EXEMPTIONS FROM CLAIMS OF CREDITORS. To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

2.9 FILING A DEATH CLAIM. Notification of death must be given to us at our Service Center. We will provide a claim form upon receiving the death claim notice. After we have received satisfactory proof of death, we will begin processing a beneficiary’s claim when we receive that beneficiary’s completed claim form.

2.10 DELAY OF PAYMENT. Death Proceeds will normally be paid within seven days after we receive at our Service Center due proof of the Insured’s death and all other requirements necessary for us to make payment. The Cash Surrender Value, Partial Surrenders and contract loans will normally be paid within seven days after we receive your Notice of surrender or request for a loan. However, if Death Proceeds, surrenders or loans include amounts from the Variable Account, we may delay payment of those amounts while:

1)	The New York Stock Exchange is closed for trading;

2)	The SEC requires that trading be restricted or declares an emergency; or

3)	The SEC, by order, permits us to delay payments for the protection of contract owners.

Except when used to pay premiums due on contracts with us, we may delay for not more than six months payment of any portion of loan or surrender amounts from the Fixed Accounts.

2.11 BASIS OF COMPUTATIONS. Contract values, reserves and net single premiums are based on the 2001 CSO ALB Mortality Table(s) shown on the contract schedule pages. We use an interest rate of 3.55% per year the first ten Contract Years and 3.20% per year thereafter. Age used is age last birthday. A detailed statement of the method of computing accumulated values has been filed with the insurance supervisory officials of the state in which this contract is delivered. Values are not less than the minimum values required by law.

2.12 MAINTENANCE OF SOLVENCY. This provision applies only to benefits provided through the General Account. If the solvency of the Society becomes impaired, you may be required to make an extra payment. The Board of Directors will determine the amount of any extra payment. It will be based on each member’s fair share of the deficiency.

You may make the extra payment by an equivalent reduction in benefits or by a payment in cash. If you do not make the extra payment within 60 days from the date we notify you of your share of the deficiency, the amount will be charged as a loan against the contract with interest compounded at the rate of 5% per year.

2.13 ANNUAL REPORT. We will give you a statement of the value of this contract at least once each Contract Year. The annual report will show:

1)	The beginning and end dates of the report period;

2)	The Accumulated Value at the beginning and end of the report period;

3)	The Cash Surrender Value, Death Proceeds and any Debt at the end of the report period;

4)	Amounts added to or deducted from the Accumulated Value during the report period; and

5)	Any further information required by law.

If, based on guaranteed interest rates and charges, the Cash Surrender Value will not continue this contract to the end of the next report period, the report will also include notice to this effect.

V-VM-VUL (07)	page 10	VM1000AA

Contract Number: V1234567

3. MEMBERSHIP AND OWNERSHIP

3.1 MEMBERSHIP. If the Issue Age is 16 or over or if this contract was applied for with a third-party owner, then the person(s) named in the Application as a member is a benefit member of the Society. If the Issue Age is less than 16, the Insured will become a benefit member of the Society on the Contract Anniversary on or following the Insured’s 16th birthday. Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society or in the Application. These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP. The Insured is the owner of this contract unless another owner is named in the Application or ownership is transferred under Section 3.5. While the Insured is living, the owner may exercise all rights set out in this contract except as provided in Section 3.3. If there are multiple owners, all must act in concert to exercise ownership rights.

3.3 APPLICANT CONTROLLER. If the Issue Age is less than 16 and the contract was applied for by an applicant controller, then the Insured is the owner of this contract but may not exercise ownership rights until control of the contract is transferred to the Insured. Before control is transferred, only the applicant controller may exercise ownership rights on behalf of the Insured. Subject to our approval, control may be transferred to another person but ownership may not be transferred.

After the Insured attains age 16, the controller of this contract may transfer control to the Insured by sending a signed request to our Service Center. If the controller dies after the Insured attains age 16, control will be transferred to the Insured on the date of the controller’s death. If control has not transferred to the Insured as of the Contract Anniversary after the Insured’s 21st birthday, control will be transferred to the Insured on that date.

Before the Insured attains age 16, if the controller of this contract dies or if we consider it to be in the best interest of the Insured, control will be vested in another eligible person according to our Bylaws.

3.4 SUCCESSOR OWNER. If you are an owner who is not the Insured, you may name a successor owner who will become the owner of this contract if you die before the Insured. If you do not name a successor owner or no successor owner survives you, then your estate will be the owner upon your death. You may name or change a successor owner by giving Notice. The successor owner must be eligible under our Bylaws. The new successor owner will be effective as of the date you sign the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center.

3.5 TRANSFER AND ASSIGNMENT. You may transfer ownership of this contract, if the new owner is eligible under our Bylaws, or assign this contract as collateral while the Insured is living by giving Notice. Transfer of ownership will be effective as of the date you sign the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center. We are not responsible for the validity or effect of any assignment, and we are not liable for any payment made or action taken by us before we receive Notice. If the Issue Age is less than 16 and the contract was applied for by an applicant controller, then ownership may be transferred only after control has been transferred to the Insured (see Section 3.3). Any Debt on this contract will have prior claim over any assignment. Society membership rights and privileges cannot be transferred or assigned.

V-VM-VUL (07)	page 11	VM1100AA

Contract Number: V1234567

4. PREMIUMS AND REINSTATEMENT

4.1 PREMIUM PAYMENTS. The amount of the Planned Premium and its interval of payment are shown on page 3. The initial premium is due on or before the Date of Issue.

Premiums may be paid at any time before Attained Age 121. You may pay more or less than the Planned Premium. However, except as provided in Section 5.1 NO-LAPSE GUARANTEES, to continue the contract in force on each Monthly Anniversary the Cash Surrender Value must be sufficient to cover the Monthly Deduction. We reserve the right to not accept premiums when the Death Benefit is based on the Table of Factors in Section 6.2.

If the Death Benefit Option is 1 and you pay an unscheduled, non-billed premium of $10,000 or more, you may apply to have the Face Amount increased by at least $10,000 and not more than the amount of the premium paid. Increases under this provision are subject to the conditions of Section 7.1 INCREASE IN FACE AMOUNT.

Premiums are payable at our Service Center.

4.2 CUMULATIVE PREMIUM LIMIT. The Internal Revenue Code provides for favorable tax treatment with regard to increases in Accumulated Value and exclusion of the Death Proceeds from gross income. To qualify for the favorable tax treatment, total premium payments must not exceed the limit stated in the Code. To comply with these requirements, we may refuse to accept premiums and may refund any premiums, earnings on premiums or accumulated value, unless those amounts are required to keep this contract in force. Any refund made under this provision will not be treated as a Partial Surrender under Section 9.3. In addition, any transaction that would result in this contract not complying with Internal Revenue Code requirements will not be permitted.

4.3 PREMIUM BILLING. We will send premium billings based on the amount and interval of premium payments that you requested at the time of application. Subject to our published rules, you may change the amount, the interval or the method of billing.

4.4 ALLOCATION OF PREMIUMS. Net Premiums are allocated to the subaccounts of the Variable Account and to the Fixed Accounts according to the premium allocation percentages you select for this contract. Premiums received before the Contract Date are applied on the Contract Date. After the Contract Date, premiums are applied at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application. You may change these percentages by giving Notice. Any change will be effective for each premium received with or after your Notice. The sum of premium allocation percentages must be 100% and each premium allocation percentage must be a whole number not greater than 100%. If necessary, we will adjust your allocation to eliminate fractional percentages.

4.5 PREMIUM IN DEFAULT AND GRACE PERIOD. Except as provided in Section 5.1 NO-LAPSE GUARANTEES, a premium is in default on a Monthly Anniversary if the Monthly Deduction to be made on that day would result in a Cash Surrender Value less than zero. We will notify you and any assignee of the premium required to keep this contract in force. This notification will be sent to the address(es) last known to us. You will have a grace period of 61 days after the date we send notification during which the contract will remain in force. If the required premium is paid within the grace period:

1)	We will, to the extent the Cash Surrender Value is sufficient, deduct Monthly Deductions not made prior to the date we receive the premium; and

2)	This contract will continue in force.

Otherwise, this contract will terminate without Cash Surrender Value at the end of the grace period.

V-VM-VUL (07)	page 12	VM1200AA

Contract Number: V1234567

4. PREMIUMS AND REINSTATEMENT	(continued)

4.6 REINSTATEMENT. This contract, including any Additional Benefits that have not terminated before the effective date of reinstatement, may be reinstated within three years after the end of the grace period unless it has been surrendered. To reinstate we require:

1)	An application for reinstatement submitted to us at our Service Center;

2)	Evidence of insurability that meets our standards;

3)	Payment of one of the following amounts:

a)	A premium sufficient to cover:

i)	Any Monthly Deductions that were not made before the grace period because they were postponed under Section 5.1 NO-LAPSE GUARANTEES; and

ii)	The Monthly Deductions that were not made during the grace period; or

b)	If the effective date of reinstatement is before the Termination Date of the 10-Year No-Lapse Guarantee and no more than 6 months after the last date on which that guarantee became inactive, a premium sufficient to reactivate the 10-Year No-Lapse Guarantee; or

c)	If this contract includes an Extended No-Lapse Guarantee and the effective date of reinstatement is before the Termination Date of that guarantee and no more than 12 months after the last date on which that guarantee became inactive, a premium sufficient to reactivate the Extended No-Lapse Guarantee;

4)	Payment of a premium sufficient to keep this contract in force for at least two months, based on unit values on the date of reinstatement; and

5)	Repayment of all Debt existing at the end of the grace period.

The effective date of a reinstatement will be the date the application for reinstatement is approved by us. The Accumulated Value on that date will be equal to:

1)	The Accumulated Value at the end of the grace period; plus

2)	The Net Premium received to reinstate this contract; less

3)	Any postponed or unpaid Monthly Deductions made on that date.

Any Decrease Charge on or after reinstatement will be the same as if the contract had always been in force since the Date of Issue.

A No-Lapse Guarantee will be included on a reinstated contract only if that guarantee did not terminate before the effective date of reinstatement. If the contract is reinstated by paying the amount required under 3(a) above, then:

1)	If that amount is also sufficient to reactivate a No-Lapse Guarantee, the reinstated contract will include that guarantee in active status;

2)	Otherwise, any No-Lapse Guarantee that could have been reactivated by paying a sufficient premium will be included on the reinstated contract in inactive status.

Inactive No-Lapse Guarantees are subject to Section 5.5 TERMINATION OF NO-LAPSE GUARANTEES. As used in that Section, “6 months” and “12 months” include the months prior to reinstatement during which this contract was not in force.

Section 2.5 INCONTESTABILITY will apply for two years from the date the contract is reinstated with regard to statements made in the application for reinstatement.

4.7 CONTINUATION OF INSURANCE COVERAGE. If you stop premium payments, this contract will remain in force until the first of the following events to occur:

1)	The date of death of the Insured.

2)	The end of the grace period if the premium required to keep this contract in force has not been paid.

3)	The date you surrender this contract.

After Attained Age 121, no Monthly Deductions will be deducted and no premiums may be paid, except for any amounts required to keep this contract in force up to Attained Age 121. You may obtain contract loans, repay Debt or surrender all or part of the Accumulated Value after Attained Age 121.

V-VM-VUL (07)	page 13	VM1300AA

Contract Number: V1234567

5. NO-LAPSE GUARANTEES

5.1 NO-LAPSE GUARANTEES. This contract includes a 10-Year No-Lapse Guarantee and, if elected in the application, an Extended No-Lapse Guarantee. On any Monthly Anniversary, a No-Lapse Guarantee included in this contract is active if:

1)	You pay sufficient premiums to meet the requirements of that guarantee; and

2)	That guarantee has not terminated (see Section 5.5).

If either No-Lapse Guarantee is active, then:

1)	No premium will be in default under Section 4.5; and

2)	If the Monthly Deduction to be made exceeds the Accumulated Value less any Debt, no deduction will be made and the Monthly Deduction will be postponed until the next day on which the Accumulated Value less any Debt exceeds the amount of the postponed Monthly Deduction.

5.2 NO-LAPSE GUARANTEE REQUIREMENTS. On any Monthly Anniversary, the requirements for a No-Lapse Guarantee are met if (1) is greater than or equal to (2) where:

1)	Is equal to (a) minus (b) where:

a)	Is the accumulation at interest of premiums received by us adjusted for any Partial Surrenders. For purposes of this calculation:

i)	Premiums will be added to the accumulation as of the Monthly Anniversary on or before the date the premium is received. Premiums received includes any premiums credited to this contract under a disability waiver of selected amount benefit rider.

ii)	Partial Surrenders will be deducted from the accumulation as of the Monthly Anniversary on or before the effective date of the surrender.

b)	Is the amount of any Debt on that Monthly Anniversary.

2)	Is the accumulation at interest of the No-Lapse Guarantee Premiums for that No-Lapse Guarantee from the Date of Issue through that Monthly Anniversary. If this contract includes a disability waiver of monthly deduction benefit, the No-Lapse Guarantee Premium will not be added to this accumulation on any Monthly Anniversary on which we waive or credit the Monthly Deduction under that rider.

The interest rate used in the accumulations above will be an effective annual rate of 4% for the 10-Year No-Lapse Guarantee and 3% for the Extended No-Lapse Guarantee.

V-VM-VUL (07)	page 14	VM1400AA

Contract Number: V1234567

5. NO-LAPSE GUARANTEES	(continued)

5.3 NO-LAPSE GUARANTEE PREMIUMS. No-Lapse Guarantee Premiums on the Date of Issue are shown on page 4. If a No-Lapse Guarantee has not terminated, then for that guarantee a new No-Lapse Guarantee Premium will be determined whenever:

1)	The Death Benefit Option is changed;

2)	The Face Amount is increased or decreased;

3)	The Risk Class is changed; or

4)	Additional Benefits are increased, decreased, added to this contract or terminated by Notice.

The new No-Lapse Guarantee Premium will be shown on a supplemental contract schedule page that we will send to you.

5.4	INACTIVE NO-LAPSE GUARANTEES. On any Monthly Anniversary, a No-Lapse Guarantee included in this Contract will be inactive if:

1)	You have not paid sufficient premiums to meet the requirements of that guarantee; and

2)	That guarantee has not terminated (see Section 5.5).

If a No-Lapse Guarantee becomes inactive, we will notify you and any assignee of the amount required to reactivate that guarantee. This notification will be sent to the address(es) last known to us. The notification will specify a period of time during which you may pay the amount required to reactivate the guarantee. That period will end no less than 61 days after we send notification. If the required amount is not paid within the specified period, the guarantee will remain inactive and subject to termination under Section 5.5 TERMINATION OF NO-LAPSE GUARANTEES. While this contract is in force, any inactive No-Lapse Guarantee can be reactivated by paying premiums sufficient to meet the requirements for that guarantee.

5.5 TERMINATION OF NO-LAPSE GUARANTEES. The 10-Year No-Lapse Guarantee will terminate on the earlier of the following dates:

1)	The Monthly Anniversary on which the 10-Year No-Lapse Guarantee has been continuously inactive for 6 months.

2)	The 10-Year No-Lapse Guarantee Termination Date shown on page 4.

If this contract includes an Extended No-Lapse Guarantee, that guarantee will terminate on the earlier of the following dates:

1)	The Monthly Anniversary on which the Extended No-Lapse Guarantee has been continuously inactive for 12 months.

2)	The Extended No-Lapse Guarantee Termination Date shown on page 4.

If this contract is in force and an inactive No-Lapse Guarantee is due to terminate prior to its Termination Date shown on page 4, we will notify you of the premium required to reactivate that guarantee. This notification will be sent to you at the address last known to us at least 31 days before the Monthly Anniversary on which the No-Lapse Guarantee is due to terminate. If the required premium is paid at our Service Center before that Monthly Anniversary, the No-Lapse Guarantee will be reactivated. Otherwise, the No-Lapse Guarantee will terminate on that Monthly Anniversary. A No-Lapse Guarantee that has terminated cannot be reactivated.

If all No-Lapse Guarantees have terminated, the Cash Surrender Value may not be sufficient to keep this contract in force unless an additional premium is paid.

V-VM-VUL (07)	page 15	VM1500AA

Contract Number: V1234567

6. DEATH BENEFITS

6.1 DEATH PROCEEDS. The Death Proceeds payable upon the death of the Insured while this contract is in force is the sum, on the date of death, of:

1)	The Death Benefit (see Section 6.2); and

2)	Any insurance on the Insured’s life provided by Additional Benefits in this contract;

Less the sum of:

3)	Any Debt; and

4)	The amount, if any, needed to cover Monthly Deductions through the month of death or, if less, any amount needed to meet the requirements for a No-Lapse Guarantee through the month of Death.

Death Proceeds will be reduced by any amounts paid by us after the date of death and before we were notified of the death.

6.2 DEATH BENEFIT. The Death Benefit on any day depends upon the Death Benefit Option in effect on that day. The Death Benefit Option on the Date of Issue is shown on page 4. You may change this option prior to Attained Age 121 (see Section 6.3).

6.2a Option 1. The Death Benefit on any day is the Face Amount or, if greater, the Accumulated Value multiplied by the Factor for the Attained Age on that day (see Table of Factors).

6.2b Option 2. The Death Benefit on any day is the sum of the Face Amount and the Accumulated Value or, if greater, the Accumulated Value multiplied by the Factor for the Attained Age on that day (see Table of Factors).

TABLE OF FACTORS

Attained Age	Factor	Attained Age	Factor

40 or less	2.50	60	1.30
41	2.43	61	1.28
42	2.36	62	1.26
43	2.29	63	1.24
44	2.22	64	1.22
45	2.15	65	1.20
46	2.09	66	1.19
47	2.03	67	1.18
48	1.97	68	1.17
49	1.91	69	1.16
50	1.85	70	1.15
51	1.78	71	1.13
52	1.71	72	1.11
53	1.64	73	1.09
54	1.57	74	1.07
55	1.50	75 to 90	1.05
56	1.46	91	1.04
57	1.42	92	1.03
58	1.38	93	1.02
59	1.34	94 +	1.01

V-VM-VUL (07)	page 16	VM1600AA

Contract Number: V1234567

6. DEATH BENEFITS	(continued)

6.3 CHANGE OF DEATH BENEFIT OPTION. You may change the Death Benefit Option at any time before Attained Age 121 except when the Death Benefit is based on the Table of Factors in Section 6.2. The change is subject to the following:

1)	You must give Notice.

2)	If you change from Option 1 to Option 2, the Face Amount will be decreased by the Accumulated Value on the effective date of the change. The decrease in Face Amount and any Decrease Charge will be applied to the Initial Face Amount and any existing increase in Face Amount according to the ratio of each portion of the Face Amount to the total Face Amount of this contract. However, this change may not be made if it would reduce the Face Amount to less than the Minimum Face Amount shown on page 4.

If the change from Option 1 to Option 2 would cause total premium payments already made to exceed the Cumulative Premium Limit of the Internal Revenue Code, the change may be made only if the Cash Surrender Value before the change exceeds the refund required under the Code. If the change is made, the required refund will be made as a Partial Surrender with no Partial Surrender Charge applied.

3)	If you change from Option 2 to Option 1, the Face Amount will be increased by the Accumulated Value on the effective date of the change. The increase will be applied to the Initial Face Amount and any existing increase in Face Amount according to the ratio of each portion of the Face Amount to the total Face Amount of this contract.

4)	A new No-Lapse Guarantee Premium will be determined for any No-Lapse Guarantee in effect on the effective date of the change.

5)	The effective date of the change will be the Monthly Anniversary on or next after the date we receive Notice. The new Death Benefit Option will be shown on a supplemental contract schedule page that we will send to you.

7. CHANGES IN FACE AMOUNT

7.1 INCREASE IN FACE AMOUNT. You may increase the Face Amount any time before the Insured’s 81st birthday. The increase is subject to the following:

1)	You must submit an application to us at our Service Center.

2)	Evidence of insurability that meets our standards is required.

3)	The increase must be at least $25,000.

4)	The effective date of the increase will be the date shown on the supplemental contract schedule page that we will send to you.

5)	The Cost of Insurance for the increase will be included in the Monthly Deduction beginning on the effective date of the increase.

6)	A new Monthly Unit Charge and new schedule of Decrease Charges will apply to the increase in Face Amount. The Decrease Charges will not be greater than the Maximum Decrease Charges for Increases in Face Amount shown on page 7.

7)	A new No-Lapse Guarantee Premium will be determined for each No-Lapse Guarantee in effect on the effective date of the increase.

8)	Section 2.5 INCONTESTABILITY will apply to the increase for two years from its effective date with regard to statements made in the application for the increase in Face Amount.

9)	Section 2.7 EXCLUSION: SUICIDE will apply to the increase for two years from its effective date.

Items (2), (3) and (8) above will not apply to:

1)	The portion of any increase that is the result of exercising a purchase option or a term conversion privilege in another contract on the life of the Insured that was issued by us; or

2)	Any increase applied for under Section 4.1 PREMIUM PAYMENTS.

V-VM-VUL (07)	page 17	VM1700AA

Contract Number: V1234567

7. CHANGES IN FACE AMOUNT	(continued)

7.2 DECREASE IN FACE AMOUNT. You may decrease the Face Amount once in each Contract Year before Attained Age 121. The decrease is subject to the following:

1)	You must give Notice.

2)	The decrease and any Decrease Charge (see Section 7.3) will be applied, in successive order, to:

a)	The most recent increase in Face Amount;

b)	The next most recent increase(s); then

c)	The Initial Face Amount.

3)	The decrease may not be made if, on the date the decrease would be effective, the Accumulated Value less Debt is less than the Decrease Charge for the decrease.

4)	The Face Amount after the decrease must not be less than the Minimum Face Amount shown on page 4.

5)	If the decrease would cause total premium payments already made to exceed the Cumulative Premium Limit of the Internal Revenue Code, the decrease may be made only if the Cash Surrender Value before the decrease exceeds the refund required under the Code. If the decrease is made, the required refund will be made as a Partial Surrender with no Partial Surrender Charge applied.

6)	A new No-Lapse Guarantee Premium will be determined for any No-Lapse Guarantee in effect on the effective date of the decrease.

7)	The effective date of the decrease will be the Monthly Anniversary on or next after the date we receive Notice. That date will be shown on a supplemental contract schedule page that we will send to you.

7.3 DECREASE CHARGE. The Decrease Charge is applied on:

1)	The effective date of each decrease in Face Amount; and

2)	Termination of this contract other than by death.

If the Initial Face Amount is decreased, the Decrease Charge is the product of:

1)	The amount of the decrease in Face Amount divided by $1,000; and

2)	The Decrease Charge per $1,000 shown on page 5.

If an increase in Face Amount is decreased, the Decrease Charge is the product of:

1)	The amount of the increase being decreased divided by $1,000; and

2)	The Decrease Charge per $1,000 for the increase in Face Amount.

Decrease Charges will be deducted from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the decrease.

For any increase in Face Amount, Decrease Charges per $1,000 will be shown on a supplemental contract schedule page that we will send to you. The charges will not be greater than the Maximum Decrease Charges for Increases in Face Amount shown on page 7.

V-VM-VUL (07)	page 18	VM1800AA

Contract Number: V1234567

8. ACCUMULATED VALUE AND TRANSFERS

8.1 ACCUMULATED VALUE. On the Contract Date, the Accumulated Value is equal to the Net Premium(s) received less the Monthly Deduction(s) made on that date. On any later date, the Accumulated Value of this contract is the sum of the accumulated values for this contract in the subaccounts of the Variable Account, in the Fixed Accounts and in the Loan Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1)	The number of accumulation units for this contract in that subaccount (see Section 12.3); multiplied by

2)	The accumulation unit value for that subaccount (see Section 12.2).

The accumulated value in a Fixed Account (see Section 13.1) on a Valuation Day is the sum of:

1)	Amounts allocated or transferred to that Fixed Account; and

2)	Interest credited to that Fixed Account;

Less the sum of:

3)	The portion of any Monthly Deductions made from that Fixed Account;

4)	The amount of any Partial Surrenders made from that Fixed Account;

5)	Any Decrease Charges applied to that Fixed Account that are not the result of a Partial Surrender;

6)	Accumulated value transferred from that Fixed Account to a subaccount or to the Loan Account; and

7)	The portion of any Transfer Charges deducted from that Fixed Account.

The accumulated value in the Loan Account (see Section 11.4) on any day is the sum of:

1)	Accumulated value transferred from a subaccount or a Fixed Account to the Loan Account as a result of new loans or interest accrued on existing loans; and

2)	Interest credited to the Loan Account;

Less:

3)	Accumulated value transferred from the Loan Account to a subaccount or to a Fixed Account as a result of repayment of Debt.

The Accumulated Value for any day that is not a Valuation Day will be determined on the next Valuation Day.

8.2 TRANSFER OF ACCUMULATED VALUE. You may transfer some or all of the accumulated values among the subaccounts of the Variable Account and the Fixed Account. You do this by giving Notice. The transfer of accumulated values is subject to the following:

1)	If the accumulated value in the subaccount or Fixed Account from which the transfer is being made is less than $50, the entire amount must be transferred. Otherwise, the amount transferred from any subaccount or the Fixed Account cannot be less than $50.

2)	You may make only one transfer from the Fixed Account in a Contract Year. If the accumulated value in the Fixed Account immediately before the transfer is at least $2,000, the amount transferred may not exceed 25% of the accumulated value in the Fixed Account. Otherwise, the amount transferred may not exceed $500.

3)	The transfer will occur at the end of the Valuation Period during which we receive Notice.

(continued)

V-VM-VUL (07)	page 19	VM1900AA

Contract Number: V1234567

8. ACCUMULATED VALUE AND TRANSFERS	(continued)

4)	You may make twelve transfers in any Contract Year without charge. For each transfer in excess of twelve in a Contract Year, excluding any automatic transfers according to Sections 8.3 and 8.4, a Transfer Charge of not more than $25 will be deducted from the subaccounts and from the Fixed Account according to the ratio of the amount transferred from each to the total amount transferred. All amounts transferred among the subaccounts and the Fixed Account during the same Valuation Period are considered to be one transfer.

5)	You may not make transfers to a DCA Fixed Account.

We may delay making transfers subject to the same conditions as in Section 2.10 DELAY OF PAYMENT.

8.3 AUTOMATIC TRANSFERS - DOLLAR COST AVERAGING (DCA). You may elect to have automatic transfers made from the DCA Fixed Account or from the Money Market Subaccount to one or more subaccounts.

8.3a Transfers from DCA Fixed Account. Under this arrangement, you may elect a premium of at least $1,000 to be allocated to a DCA Fixed Account for automatic monthly transfer to one or more subaccounts. The interest rate credited to this account is determined on the date the amount to be transferred is allocated to the DCA Fixed Account. The interest rate will be effective for 12 months and will never be less than the Fixed Account Guaranteed Interest Rate shown on page 4. Election of this option is subject to the following:

1)	Twelve transfers will be made from the DCA Fixed Account to the subaccounts. The first transfer will be made on the day of allocation to the DCA Fixed Account. Subsequent transfers will be made on the same day of the month for the next eleven months;

2)	The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining; and

3)	If you terminate automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

4)	Only one DCA Fixed Account transfer arrangement may be in effect at any time.

8.3b Transfers from Money Market Subaccount. Under this arrangement, automatic periodic transfers are made from the Money Market Subaccount to one or more subaccounts subject to the following:

1)	The transfer amount must be at least $50;

2)	Transfers will be made periodically as specified in your application for dollar cost averaging; and

3)	Transfers will continue until the date the amount in the Money Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred. You may terminate automatic transfers earlier by giving Notice. If you do so, transfers will terminate on the date we receive Notice.

8.4 AUTOMATIC TRANSFERS - ASSET REBALANCING. You may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. You may elect to have these transfers made annually or semi-annually as specified in your application for asset rebalancing. Automatic transfers for rebalancing will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts have been made.

V-VM-VUL (07)	page 20	VM2000AA

Contract Number: V1234567

9. SURRENDER

9.1 CASH SURRENDER VALUE. The Cash Surrender Value on any day is equal to the Accumulated Value less the sum of:

1)	Any Debt;

2)	The amount, if any, needed to cover unpaid Monthly Deductions; and

3)	The Decrease Charges (see Section 7.3) if any, applicable on that day.

The Cash Surrender Value on a Monthly Anniversary is determined without regard to the Monthly Deduction for that date. Cash Surrender Values are not less than the minimum values required by law.

9.2 FULL SURRENDER. You may surrender this contract for its Cash Surrender Value by giving Notice while the Insured is living. The surrender will be effective on the day we receive Notice. Insurance coverage ceases on the effective date of the surrender.

9.3 PARTIAL SURRENDER. You may surrender a portion of the Accumulated Value by giving Notice while the Insured is living. Surrenders may be made as either:

1)	Single Partial Surrenders of at least $200; or

2)	A series of equal, automatic Partial Surrenders of at least $100 each paid to you electronically once a month for a period of at least 12 months. Automatic Partial Surrenders are available beginning in the second Contract Year.

Single Partial Surrenders will be effective on the day we receive Notice. Automatic Partial Surrenders will begin on the date you specify and continue on the same day of each following month until the earliest of:

1)	The date when we have paid the number of automatic Partial Surrenders elected by you;

2)	The date you give us Notice to terminate automatic Partial Surrenders;

3)	The date that an automatic Partial Surrender would reduce the Face Amount to less than the Minimum Face Amount or reduce the Cash Surrender Value to less than $300; and

4)	The date this contract terminates.

Only one series of automatic Partial Surrenders may be in effect at any time. The Cash Surrender Value on the date automatic Partial Surrenders begin must be at least 12 times the monthly Partial Surrender to be made.

Each Partial Surrender:

1)	Will reduce the Accumulated Value by the amount of the Partial Surrender. This is the sum of:

a)	The surrender amount that we pay to you;

b)	Any taxes that we withhold;

c)	Any Partial Surrender Charge applied to a single Partial Surrender (see Section 9.4); and

d)	Any Decrease Charge applied due to the resulting decrease in Face Amount.

The reduction will be taken from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the surrender. With our approval, you may choose other allocations of the Partial Surrender;

2)	Must not reduce the remaining Cash Surrender Value to less than $300; and

(continued)

V-VM-VUL (07)	page 21	VM2100AA

Contract Number: V1234567

9. SURRENDER	(continued	)

3)	May not be made if it would reduce the Face Amount to less than the Minimum Face Amount shown on page 4. If the Death Benefit is Option 1, a Partial Surrender will affect the Face Amount as follows:

a)	If the Death Benefit on the effective date of the Partial Surrender is equal to the Face Amount, then the Face Amount will be decreased by the surrender amount that we pay to you and by any taxes that we withhold.

b)	If the Death Benefit on the effective date of the Partial Surrender is based on the Table of Factors in Section 6.2, then the Face Amount will be decreased only if, on that day, the surrender amount that we pay to you plus any taxes that we withhold exceeds the Death Benefit minus the Face Amount. In that case, the Face Amount will be decreased by:

i)	The surrender amount that we pay to you plus any taxes that we withhold;

Less:

ii)	The Death Benefit less the Face Amount prior to the surrender.

Any decrease in Face Amount and any Decrease Charge will be applied in the order specified in Section 7.2(2). Any Decrease Charge will be deducted from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the surrender.

A Partial Surrender may cause any No-Lapse Guarantees to become inactive (see Section 5.4).

9.4 PARTIAL SURRENDER CHARGE. A Partial Surrender Charge of not more than $25 will apply to each surrender in excess of one in a Contract Year. This charge does not apply to:

1)	Automatic Partial Surrenders (see Section 9.3); or

2)	Partial Surrenders made after Attained Age 121.

9.5 PAID-UP LIFE INSURANCE OPTION. At any time while the Insured is living and before Attained Age 121, you may surrender this contract and apply the Cash Surrender Value as a single premium to purchase paid-up life insurance on the Insured. The purchase is subject to the following:

1)	You must give Notice to surrender this contract.

2)	Unless you give us evidence of insurability that meets our standards, the amount of paid-up life insurance may not exceed the sum of:

a)	The Death Benefit on the date of surrender; and

b)	The amount applied as a single premium under this option. This amount may not exceed the Cash Surrender Value;

Less:

c)	The Accumulated Value.

3)	The date of issue of the new contract will be the date this contract is surrendered. The issue age of the new contract will be the age of the Insured on that date.

4)	The amount of insurance purchased will be based on single premium rates then in effect, as determined by us. However, the rate will not exceed the net single premium using the 2001 CSO ALB Mortality Table(s) shown on the contract schedule pages and an interest rate of 4% per year.

5)	If this contract has an exclusion rider, the new contract will also have such an exclusion rider.

6)	Any Cash Surrender Value not applied to purchase paid-up life insurance will be paid to you.

Paid-up life insurance may be surrendered at any time for its cash surrender value.

V-VM-VUL (07)	page 22	VM2200AA

Contract Number: V1234567

10. MONTHLY DEDUCTION

10.1 MONTHLY DEDUCTION. The Monthly Deduction from the Accumulated Value is the sum of:

1)	The monthly Asset Charge based on the Accumulated Value. This charge on an annual basis is shown on page 5;

2)	The Basic Monthly Charge shown on page 5;

3)	Any Monthly Unit Charges in effect on the Monthly Anniversary;

4)	The monthly Mortality and Expense Risk Charge based on the accumulated value in the subaccounts. This charge on an annual basis is guaranteed not to exceed the Maximum Annual Mortality and Expense Risk Charge shown on page 5;

5)	The monthly cost of any Additional Benefits other than any disability waiver of monthly deduction benefit;

6)	The monthly Cost of Insurance (see Section 10.2); and

7)	The monthly cost of any disability waiver of monthly deduction benefit.

Monthly Deductions are made on the Contract Date for the Date of Issue and any Monthly Anniversary that occurs on or prior to the Contract Date. Thereafter, a Monthly Deduction is made on each Monthly Anniversary prior to Attained Age 121 unless a premium is in default (see Section 4.5) or the deduction is postponed under Section 5.1 NO-LAPSE GUARANTEES. A postponed Monthly Deduction is made on the first day on which the Accumulated Value less any Debt exceeds the amount of the postponed Monthly Deduction. If the day on which a Monthly Deduction is made is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the preceding Valuation Period.

Deductions from Accumulated Value are made in the order listed above and after any Decrease Charges applied on the same day. The Mortality and Expense Risk Charge is taken from each subaccount of the Variable Account based on the accumulated value in the subaccount. The remainder of the Monthly Deduction is taken from the subaccounts and from the Fixed Accounts according to their Account Ratios on the Monthly Anniversary. With our approval, you may choose other allocations of the Monthly Deduction.

V-VM-VUL (07)	page 23	VM2300AA

Contract Number: V1234567

10. MONTHLY DEDUCTION	(continued	)

10.2 COST OF INSURANCE. The Cost of Insurance is determined on the Contract Date and on each Monthly Anniversary. It is equal to the Cost of Insurance Rate multiplied by the Risk Amount divided by 1,000.

10.2a Cost of Insurance Rate. We will determine the Cost of Insurance Rate monthly. The rate is based on the Insured’s Risk Class, Sex and Insurance Coverage Amount. For the Initial Face Amount, the Cost of Insurance Rate is also based on Issue Age and Attained Age. For any increase in Face Amount, the rate is also based on the Insured’s age on the effective date of the increase and on the numbers of years since that date.

The Risk Class for the Initial Face Amount is shown on page 3. The Risk Class for any increase in Face Amount according to Section 7.1 will be determined on the effective date of the increase. If the Death Benefit is based on the Table of Factors in Section 6.2, the Risk Class of the resulting increase in Death Benefit will be the Risk Class shown on page 3 or, if the Face Amount has been increased, the Risk Class for the most recent increase.

The Cost of Insurance Rate for the Initial Face Amount and for any increase in Face Amount with the same Risk Class as shown on page 3 will not exceed the rates shown on page 6. If different maximum Cost of Insurance Rates apply to any increase in Face Amount, those rates will be shown on a supplemental contract schedule page that we will send to you.

For any Face Amount with a rated Risk Class, the maximum cost is increased in one or both of the following ways as specified on page 6:

1)	The maximum Cost of Insurance Rate is multiplied by a specified percentage rating.

2)	An extra monthly amount is added to the Cost of Insurance Rate.

We may charge less than the maximum rate. Any change in Cost of Insurance Rates will:

1)	Depend on the Insurance Coverage Amount;

2)	Apply to all insureds of the same risk class, sex and age; and

3)	Be based on changes in expected mortality, expenses and persistency.

10.2b Risk Amount. The Risk Amount is equal to:

1)	The Death Benefit divided by 1.0024663;

Less:

2)	The Accumulated Value (before the Cost of Insurance and the cost of any disability waiver of monthly deduction benefit is deducted).

If the Death Benefit is Option 1 and the Initial Face Amount has been increased, the Risk Amount for the Initial Face Amount and for each increase in Face Amount will be determined by allocating the Accumulated Value to each portion of the Face Amount according to the ratio of each portion to the total Face Amount of this contract.

10.3 CHANGE OF RISK CLASS. If the Insurance Coverage Amount is increased according to Section 7.1 or by adding a term life insurance rider, the Risk Class for any existing insurance coverage on the Insured will be changed to be the same as the Risk Class for the increase if:

1)	The new Risk Class is more favorable to the Insured; and

2)	The evidence of insurability provided for the increase meets our standards for changing the Risk Class on existing coverage.

The change in Risk Class will be effective on the effective date of the increase.

If page 3 shows a tobacco Risk Class and the Insured has not smoked cigarettes or used any other form of tobacco or nicotine in the last 12 months, you may apply to the Service Center to change to a non-tobacco Risk Class. The change in Risk Class will be effective on the Monthly Anniversary on or next after the date we approve your application for the change. If this contract includes a term life insurance rider on the Insured, the change will also apply to that rider.

Section 2.5 INCONTESTABILITY will apply to a change in Risk Class for two years from its effective date with regard to statements made in the application on which the change is based. Any contest will apply only to the portion of the Risk Amount attributable to the reduction in Cost of Insurance Rates.

V-VM-VUL (07)	page 24	VM2400AA

Contract Number: V1234567

11. LOANS AND DEBT

11.1 CONTRACT LOANS. You may obtain a loan from us with this contract as sole security if:

1)	The amount of the loan is at least $200; and

2)	The loan does not increase Debt to more than the amount by which the Accumulated Value exceeds any Decrease Charge on the date of the loan.

Accumulated value equal to the amount of the loan will be taken from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the date of the loan and will be transferred to the Loan Account. With our approval, you may choose other allocations of the loan amount.

Debt may cause any No-Lapse Guarantees to become inactive (see Section 5.4).

11.2 PREFERRED DEBT. Preferred Debt is charged a lower interest rate than other Debt. During the first ten Contract Years, none of the Debt is Preferred Debt. Beginning in the eleventh Contract Year, the Preferred Debt on any day is the portion of the Debt that does not exceed a percentage of the Accumulated Value at the beginning of the Contract Year. The percentages that apply in each Contract Year are as follows:

Contract Year	Percentage of Accumulated Value	Contract Year		Percentage of Accumulated Value
11	10%	16		60%
12	20%	17		70%
13	30%	18		80%
14	40%	19		90%
15	50%	20	+	100%

11.3 ACCRUED INTEREST. Interest on Debt accrues daily. The interest rate charged on Preferred Debt will not exceed 5% per year. The interest rate charged on all other Debt will not exceed 5.5% per year. After Attained Age 121, the interest rate charged on all Debt will be 4%.

11.4 LOAN ACCOUNT. Amounts transferred to the Loan Account are invested with our General Account assets. Amounts in the Loan Account will be credited with interest daily while this contract is in force at an effective rate of 4% per year. Accrued interest on Debt will be calculated on each Monthly Anniversary and on any other day that you make a Debt repayment or a new loan. On each day that accrued interest is calculated (an interest calculation date), the amount by which that interest exceeds the amount of interest credited to the Loan Account since the previous interest calculation date will be transferred to the Loan Account. This transfer will be taken from the subaccounts of the Variable Account and from the Fixed according to their Account Ratios on the date of transfer.

11.5 REPAYMENT OF DEBT. All or part of the Debt may be repaid at any time while the Insured is living. If there is Debt on this contract, you must notify us if a payment to us is a repayment of Debt. No charges are deducted from Debt repayments. Repayments will be transferred from the Loan Account to the subaccounts of the Variable Account and to the Fixed Accounts according to the premium allocation percentages in effect at the time of repayment. With our approval, you may choose other allocations of loan repayments. Repayments of Debt do not change the Accumulated Value. Upon death or full surrender, any Debt will be deducted from the proceeds.

11.6 TERMINATION FROM EXCESS DEBT. Debt reduces the Cash Surrender Value of this contract (see Section 9.1). If the Cash Surrender Value on a Monthly Anniversary is insufficient to make the Monthly Deduction on that day, Section 4.5 PREMIUM IN DEFAULT AND GRACE PERIOD will apply. Unless the requirements of Section 4.5 are met before the end of the grace period, this contract will terminate without value at the end of the grace period.

V-VM-VUL (07)	page 25	VM2500AA

Contract Number: V1234567

12. VARIABLE ACCOUNT AND UNIT VALUES

12.1 VARIABLE ACCOUNT. Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account. The Variable Account is a separate investment account of the Society that is registered with the SEC as a unit investment trust. The Variable Account has subaccounts that invest in the corresponding underlying portfolios of one or more diversified open-end management investment companies, each of which is registered with the SEC. Each subaccount purchases shares in a specific portfolio at net asset value. If a portfolio is no longer available or we no longer consider it suitable for investment, we may substitute another portfolio or invest in a different investment company. We may also add, delete, combine or modify subaccounts, combine the Variable Account with another separate account or invest in a different separate account.

Changes in the investment policy of the Variable Account are subject to any required approvals by the SEC and the insurance supervisory officials in the state of Wisconsin. If required, the approval process is on file with the insurance supervisory officials in the state where this contract was delivered.

We own the assets of the Variable Account. Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount. Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account. These assets may not be charged with liabilities from any other business we conduct. We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

12.2 ACCUMULATION UNIT VALUE. The initial accumulation unit value for each subaccount was set when the subaccount was established. At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to (1) divided by (2) where:

1)	Is the sum of:

a)	The net asset value of the corresponding portfolio of the subaccount at the end of the current Valuation Period; plus

b)	The amount of any dividend or capital gain distribution made by the portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus

c)	A charge or credit for any taxes reserved for which we determine to be a result of the investment operation of the portfolio.

2)	Is the number of accumulation units of that subaccount for all contracts.

Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The unit values may increase or decrease on each Valuation Day. If there is no readily available market for any assets on a Valuation Day, such assets will be valued at their last traded price or at an acceptable fair value price.

V-VM-VUL (07)	page 26	VM2600AA

Contract Number: V1234567

12. VARIABLE ACCOUNT AND UNIT VALUES	(continued	)

12.3 NUMBER OF ACCUMULATION UNITS. On the Contract Date, the number of accumulation units for this contract in any subaccount is equal to:

1)	The accumulated value for this contract in that subaccount;

Divided by:

2)	The accumulation unit value for that subaccount.

The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of accumulation units increases when, during the period:

1)	Net Premiums are allocated to the subaccount;

2)	Accumulated value is transferred to the subaccount from other subaccounts or from a Fixed Account; or

3)	Repayments of Debt are transferred to the subaccount from the Loan Account.

The number of accumulation units decreases when, during the Valuation Period:

1)	Monthly Deductions are taken from the subaccount;

2)	Accumulated value is transferred from the subaccount to other subaccounts or to the Fixed Account;

3)	Partial Surrenders are applied against the subaccount;

4)	Decrease Charges that are not the result of a Partial Surrender are applied against the subaccount;

5)	Transfer Charges are applied against the subaccount; or

6)	Contract loans or accrued interest on loans are transferred from the subaccount to the Loan Account.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1)	The dollar amount allocated or transferred to that subaccount or the dollar amount transferred from, taken from or applied against that subaccount;

Divided by:

2)	The accumulation unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

13. FIXED ACCOUNTS

13.1 FIXED ACCOUNT. Amounts held in the Fixed Account are invested with our General Account assets. Interest will be credited on net premiums allocated to the Fixed Account and on accumulated value transferred to the Fixed Account from the date of allocation or transfer. Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Account Minimum Interest Rate shown on page 4. Any change in credited interest rates will be based on changes in expected investment experience and expenses. Interest credited in excess of the guaranteed rate is nonforfeitable except as needed to pay Monthly Deductions and contract charges.

13.2 DCA FIXED ACCOUNT. Amounts to be transferred under Section 8.3a Transfers from DCA Fixed Account are allocated to the DCA Fixed Account. Amounts held in the DCA Fixed Account are invested with our General Account assets. Interest will be credited on net premiums allocated to the DCA Fixed Account from the date of allocation. Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Account Minimum Interest Rate shown on page 4.

V-VM-VUL (07)	page 27	VM2700AA

Contract Number: V1234567

14. BENEFICIARY

14.1 BENEFICIARY. One or more beneficiaries are named in the Application. You may change the beneficiary by giving Notice while the Insured is living. The new beneficiary must be eligible under our Bylaws. The effective date of the change will be the date you sign the Notice or, if the Notice is not dated, the date it is received at our Service Center. We will not be liable for any payment made or action taken by us before we receive Notice.

14.2 SUCCESSION OF BENEFICIARIES. You may designate one or more beneficiaries to receive the Death Proceeds. You will classify each beneficiary as primary or contingent. Upon the Insured’s death, we will pay the Death Proceeds to the beneficiaries of the Insured as follows:

1)	Proceeds will be paid to the primary beneficiaries who are then alive.

2)	If no primary beneficiaries are living, proceeds will be paid to the surviving contingent beneficiaries.

3)	If no beneficiary survives, proceeds will be paid to the owner or, if the Insured is the owner, to the Insured’s estate.

Other designations or successions of beneficiaries may be arranged with us. Any beneficiary who dies simultaneously with the Insured or within 15 days after the Insured dies and before Death Proceeds have been paid will be deemed to have died before the Insured.

14.3 SHARE OF PROCEEDS. Unless you specify otherwise, each beneficiary in the same class of beneficiaries will have an equal share in any Death Proceeds payable.

15. SETTLEMENT PROVISIONS

15.1 PAYMENT OF PROCEEDS. Proceeds from death or surrender are payable in a lump sum unless otherwise provided. On Death Proceeds, we will pay interest from the date of death until the date of settlement. Interest will be paid at the rate payable in Option 1 - Interest Income (see Section 15.2) or, if greater, the rate required by law. Instead of a lump sum, we may pay proceeds of $2,000 or more under any settlement option in Section 15.2 by means of a settlement agreement that we will issue. Income provided under settlement options 2 through 6 will not be less than the income that would be provided if the proceeds were used to buy a single premium immediate annuity contract that:

1)	Is offered by us at the time of settlement to the same class of annuitants; and

2)	Provides the same structure of benefits as the settlement option elected.

15.2 OPTIONAL PLANS OF SETTLEMENT. Proceeds payable under a settlement option may be paid under one or more of the following options.

Option 1 - Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than 1.5% per year. All or part of these proceeds may be withdrawn upon request.

Option 2 - Income of a Fixed Amount. We will pay an income of a fixed amount at agreed upon intervals. Interest will be credited on the unpaid balance at a rate not less than 1.5% per year. Income will be paid until the proceeds and interest are paid in full.

V-VM-VUL (07)	page 28	VM2800AA

Contract Number: V1234567

15. SETTLEMENT PROVISIONS	(continued)

Option 3 - Income For a Fixed Period. We will pay an income for a fixed period, not to exceed 360 months or, if greater, the life expectancy of the payee. Guaranteed payments for fixed periods are shown in the table for this option on page 29. Interest will be credited on the unpaid balance at a rate not less than 1.5% per year and the income will not be less than the amount shown.

Option 4 - Life Income with Guaranteed Period. We will pay an income for the lifetime of the payee. A guaranteed period of up to 360 months may be elected. If the payee dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the payee’s beneficiary. After the first payment is made, this option may not be changed.

Guaranteed payments for selected ages and guaranteed periods of 10 and 20 years are shown on page 29. The incomes are based on the Annuity 2000 Table and an effective annual interest rate of 2.5% using the sex and adjusted age of the payee on the date the first payment is due.

Option 5 - Joint and Survivor Life Income with Guaranteed Period. We will pay an income as long as at least one of the two payees is alive. A guaranteed period of up to 360 months may be elected. If one payee dies during the guaranteed period, payments will continue for the lifetime of the surviving payee. Before the first payment is made under this option, a reduction factor may be elected that will reduce any payments made after the guaranteed period by the elected reduction factor if only one payee is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both payees die during the guaranteed period, payments will be continued to the end of that period and will be paid to the payee’s beneficiary. After the first payment is made, this option may not be changed.

Guaranteed payments for male and female payees at selected ages and guaranteed periods of 10 and 20 years are shown on page 30. The incomes are based on the Annuity 2000 Table and an effective annual interest rate of 2.5% using the sex and adjusted age of each payee on the date the first payment is due.

Adjusted Age. As used in Options 4 and 5, adjusted age is the age nearest birthday decreased by the adjustment shown below:

Year of First Payment	Age Adjustment
2000-2009	0
2010-2019	1
2020-2029	2
2030-2039	3
2040-2049	4
2050-2059*	5

*	For each succeeding decade, the age adjustment continues to increase by 1.

Option 6 - Other Options. The proceeds may be paid under any other settlement option agreeable to us.

15.3 ELECTION OF AN OPTION. You may elect an option by giving Notice during the Insured’s lifetime. The option must be elected before proceeds become payable. Assignees and third-party owners may elect an option only with our consent. Each payee under Options 4 and 5 must be a natural person.

If Death Proceeds are payable, the beneficiary may elect a settlement option provided that:

1)	The manner of settlement has not been restricted before the Insured’s death; and

2)	Death Proceeds have not been paid.

Election of an option is subject to these conditions:

1)	Payments must not be less than $50; and

2)	Payments are made only at annual, semiannual, quarterly or monthly intervals.

If the beneficiary does not receive Death Proceeds or elect a settlement option by the date one year after we receive proof of the Insured’s death, Death Proceeds will then be calculated and applied under Option 1 - Interest Income.

V-VM-VUL (07)	page 29	VM2900AA

Contract Number: V1234567

OPTION 3

Guaranteed Monthly Payments for Each $1,000 of Proceeds

Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment
1	83.90	7	12.52	13	7.04	19	5.03	25	3.98
2	42.26	8	11.04	14	6.59	20	4.81	26	3.86
3	28.38	9	9.88	15	6.19	21	4.61	27	3.74
4	21.44	10	8.96	16	5.84	22	4.43	28	3.63
5	17.28	11	8.20	17	5.54	23	4.27	29	3.53
6	14.50	12	7.57	18	5.27	24	4.12	30	3.44

Annual, Semiannual or Quarterly payments are 11.918, 5.981 and 2.996 respectively, times the Monthly payments.

OPTION 4

Male Payee - Monthly Life Income

GUARANTEED MONTHLY LIFE INCOME FOR EACH $1,000 OF PROCEEDS
Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years
40	3.23	3.20	65	5.21	4.62	75	6.82	5.11
45	3.47	3.41	66	5.35	4.69	76	7.00	5.14
50	3.76	3.67	67	5.49	4.75	77	7.18	5.17
55	4.13	3.96	68	5.64	4.81	78	7.35	5.19
			69	5.80	4.86	79	7.53	5.20
60	4.60	4.29	70	5.96	4.91	80	7.70	5.22
61	4.71	4.36	71	6.12	4.96	85	8.45	5.26
62	4.83	4.43	72	6.29	5.00	90	8.97	5.27
63	4.95	4.49	73	6.47	5.04	95	9.27	5.27
64	5.08	4.56	74	6.64	5.08

Female Payee - Monthly Life Income

GUARANTEED MONTHLY LIFE INCOME FOR EACH $1,000 OF PROCEEDS
Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Payee on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years
40	3.07	3.06	65	4.80	4.45	75	6.41	5.06
45	3 27	3 25	66	4.93	4.52	76	6.60	5.10
50	3.52	3.48	67	5.06	4.59	77	6.80	5.13
55	3.84	3.75	68	5.20	4.66	78	7.01	5.16
			69	5.35	4.73	79	7.21	5.18
60	4.26	4.08	70	5.51	4.80	80	7.41	5.20
61	4.35	4.15	71	5.67	4.86	85	8 31	5 26
62	4.46	4.23	72	5.85	4.92	90	8.92	5.27
63	4.56	4.30	73	6.03	4.97	95	9.24	5.27
64	4.68	4.37	74	6.21	5.02

V-VM-VUL (07)	page 30	VM3000AA

Contract Number: V1234567

OPTION 5

Male and Female Payees - Monthly Life Income

Guaranteed Monthly Life Income for Each $1,0 000 of Proceeds
Adjusted Age of Male Payee on Date of Settlement	Payments Guaranteed for 10 Years				Payments Guaranteed for 20 Years
	Adjusted Age of Female Payee on Date of Settlement				Adjusted Age of Female Payee on Date of Settlement
	60	65	70	75	60	65	70	75
60	3.83	4.04	4.23	4.39	3.80	3.99	4.14	4.23
65	3.97	4.27	4.56	4.81	3.92	4.17	4.39	4.53
70	4.08	4.46	4.86	5.25	4.01	4.31	4.58	4.77
75	4.16	4.60	5.12	5.66	4.05	4.39	4.71	4.94

Rates not shown will be calculated on the same basis as the above rates and will be provided upon request.

16. DIVIDENDS

16.1 DIVIDENDS. Each year we will determine our divisible surplus. This contract’s share, if any, will be based on amounts in the Fixed Account and credited as a dividend on the Contract Anniversary. Since we do not expect this contract to contribute to divisible surplus, it is not expected that any dividends will be credited.

16.2 DIVIDEND OPTIONS. You may choose to apply dividends under any of the options listed below. Dividends will be applied under the Payment of Premium option unless a different option has been chosen in writing.

Cash. Dividends are paid in cash.

Payment of Premium. Dividends are applied as payment of a Net Premium and allocated to the Fixed Account on the Contract Anniversary.

V-VM-VUL (07)	page 31	VM3100AA

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

Flexible Premium Variable Adjustable Life Insurance.

Life insurance payable at death. Death Benefit, Accumulated Value and contract duration, when based on Variable Account, will vary with investment experience and are not guaranteed.

Annual dividends payable if earned.

Settlement options to provide income.